UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EXTENDED STAY AMERICA, INC.

ESH HOSPITALITY, INC.

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EXTENDED STAY AMERICA RESPONDS TO TARSADIA AND HIGHLIGHTS COMPELLING REASONS TO SUPPORT THE TRANSACTION WITH BLACKSTONE AND STARWOOD CAPITAL

New Letter to Shareholders Provides Comprehensive Discussion of the Transaction Rationale and the Immediate, Certain and Compelling $19.50 Per Paired Share Cash Value

Addresses Tarsadia’s Misleading and Flawed Arguments

Urges Shareholders Vote “FOR” the Transaction on the WHITE Company Proxy Card in Vote Set for June 8, 2021

CHARLOTTE, N.C., May 14, 2021 (GLOBE NEWSWIRE) – Extended Stay America, Inc. (“ESA”) and its paired-share REIT, ESH Hospitality, Inc. (“ESH” and, together with ESA, “Extended Stay” or the “Company”) (NASDAQ: STAY) today sent a new letter to shareholders detailing the strategic and economic factors that support the transaction with Blackstone and Starwood Capital, and addressing the misleading and highly flawed arguments from Tarsadia Capital LLC (“Tarsadia”).

The transaction has received all regulatory approvals and is on track to close on June 11, 2021 pending shareholder approval. The letter urges shareholders to vote to approve the transaction at the Company’s Special Meetings of Shareholders scheduled for June 8.

Compelling Shareholder Value: The Right Price, The Right Process, The Right Time

The letter provides a comprehensive discussion of the history, and the compelling strategic and economic rationale for the transaction with Blackstone and Starwood, which includes:

•

The Right Price: At $19.50, the transaction values the Company’s paired shares at more than a 50% premium to their pre-pandemic price, and at a 15.6x trailing 2020 EBITDA multiple, 13.0x forward 2021E EBITDA multiple and 11.0x pro-forma 2019 EBITDA multiple, compared to its one-year pre-COVID average next twelve month multiple of 9.1x. Further, since the sale transaction announcement on March 15th, the lodging sector has traded down 9.5% implying an even greater transaction premium amidst an increasingly more volatile market.

•

The Right Process: The transaction marks the culmination of the Company’s thorough, multi-year actions to explore value-enhancing alternatives, during which time only Blackstone and Starwood emerged as interested parties despite proactive outreach to others and the Company’s publicly acknowledged “strategic review” process in 2019. Rigorous negotiations driving five price increases over two months resulted in $19.50 as the buyers’ “best and final” offer.

•

The Right Time: The Company’s unique extended stay business model and recently implemented strategic initiatives led to significant operating and share price outperformance during the pandemic. The transaction comes at a time and at a valuation such that the future upside expected in the Company’s 5-year business plan, which projects 2023 EBITDA to exceed 2019 by approximately 10%, is reflected in the transaction price on a time and risk-adjusted basis.

Tarsadia’s Misleading Claims and Highly Flawed Arguments Offer No Clear Path to Value Creation

Extended Stay welcomes open communication with its shareholders and constructive input toward the shared goal of enhancing shareholder value. However, many of Tarsadia’s claims are misleading, as detailed in the letter, and provide no credible alternative path to value creation. Among them:

•

Tarsadia is focused on an agenda of ill-advised alternatives for the Company: After nine months of engagement, Tarsadia has offered no new and credible ideas for value creation, and instead has focused on ill-conceived and even irresponsible ideas of levered share repurchases and variations on OpCo/PropCo that bear no merit.

•

Tarsadia’s valuation claims are flawed and hypocritical: In Tarsadia’s own “white paper,” shared with the Company in October 2020, Tarsadia asserted that Extended Stay should be valued at 10x EBITDA, directionally in-line with the Company’s 5-year pre-COVID average of 9.5x, yet today argues the Company should only transact at EBITDA multiples more in line with luxury hotel businesses (15-20x). Comparing Extended Stay to these fundamentally different businesses – ones that the market clearly does not consider as Extended Stay’s peers – is simply not credible.

•

Tarsadia’s claims that the two dissenting directors were “ignored” and “brushed aside” are patently false: Strong and diverse opinions are to be expected, particularly following a pandemic when views of operating outlook, risk tolerance and value may vary. The Boards are proud of having created a forum for opposing views to be voiced, listened to and respected. The lack of unanimity reflects best-in-class governance and a highly qualified board with independence and diversity of thought.

Extended Stay strongly recommends that shareholders vote “FOR” the proposal on the WHITE proxy card to approve the transaction and secure the certain, immediate and compelling value of $19.50 per paired share in cash.

The full text of the letter to shareholders follows:

Dear Extended Stay America Shareholders,

The Special Meetings of Shareholders to vote on the proposed sale of Extended Stay America, Inc. (“ESA”) and its paired-share REIT, ESH Hospitality, Inc. (“ESH” and, together with ESA, “Extended Stay” or the “Company”) are scheduled for June 8, 2021, and your vote “FOR” the transaction on the WHITE proxy card is extremely important regardless of the number of paired shares you own. With all required regulatory approvals now in hand, the transaction is on track to close on June 11, 2021 pending shareholder approval.

Your vote “FOR” the transaction is critical to protecting your opportunity to realize immediate, certain and compelling value through a sale of the Company for $19.50 per paired share in cash – a value that is the product of the right timing, the right price, the right process, and the right transaction.

Tarsadia Capital LLC (“Tarsadia”) first invested in the Company in May of last year and is soliciting proxies against this compelling transaction. Tarsadia has offered no new and credible ideas for value creation and has repeatedly bought and sold our paired shares at values well below the $19.50 deal price. We had extensive dialogue with Tarsadia numerous times over several months and have not heard any proposals from them that we have not already explored ourselves or that would otherwise offer shareholders a more attractive path forward than the proposed transaction. We urge you to discard any proxy card sent to you by Tarsadia.

At the announcement of this transaction on March 15th, and on multiple occasions since, we have articulated why the sale of the Company to Blackstone and Starwood at a greater than 50% premium to our pre-pandemic share price is a compelling, value-maximizing opportunity for shareholders. We have also been transparent that two of our 11 Directors chose not to support the transaction. We had robust boardroom debate regarding this transaction, and we are proud of having created within the boardroom a forum and a culture where differing perspectives can be voiced, heard and respected. Strong and diverse opinions are to be expected. We believe a robust Board process that involved extensive debate and complete transparency is the epitome of good governance.

The Right Timing: Why We Support the Transaction “Now”

We fundamentally believe that the transaction as proposed today, at $19.50 per paired share in cash, provides shareholders with a compelling value that fully and fairly captures the future growth we expect in our strategic plan on a time and risk-adjusted basis.

Extended Stay America was founded 26 years ago on the notion that American workers and families value an accommodation model that can offer the in-room and on-site amenities of a home necessary for an extended hotel stay, at an affordable price. Over decades, the Company has grown to 652 hotels with locations in 44 states. Throughout its history, the Company has remained focused on fulfilling its mission of seeking value creation for shareholders and keeping in-tune with guest preferences and standards for our highly distinctive business model.

Unique Platform Drives Unique Results

Over many years, the market has told us quite clearly that the value for such a platform, regardless of ownership, management team or specific strategy, is roughly 9-10x EBITDA. It has been our constant objective to seek to improve both our EBITDA and the valuation multiple of that EBITDA. As our track record over the last eight years as a public company has shown, we have considered and explored value creating opportunities through strategic initiatives, a separation of our operations from our real estate, asset sale transactions – and everything in between. When the global pandemic shined a spotlight on our truly unique and resilient business model – as evidenced by our significant outperformance versus other lodging companies from a fundamental and market valuation standpoint (as referenced in the charts below) – the substantial outperformance of our shares suggested an overdue and welcome recognition of performance and value. And when we received a proposal from Blackstone earlier this year to purchase our already substantially appreciated shares at a substantial premium, finally closing the valuation gap with which we have been wrestling, we had a duty to our shareholders to engage and consider what was in their best interests.

Extended Stay Has Dramatically Outperformed the Broader Lodging Sector Since COVID On Fundamentals…1

…Leading to Dramatic Outperformance Not Only Compared to Lodging Companies Through the Pandemic, but Also the Broader Markets2

Extended Stay is a unique business, with unique opportunities and risks. We do not view the Company as a “traditional” lodging company, nor do our guests, associates, shareholders and broader stakeholders for that matter. Central to our consideration of the pending transaction is our assessment of company-specific opportunities reflected in our strategic plan, associated execution and broader market risks, and probability-weighted outcomes. We are optimistic about our prospects as we implement our strategic plan. At the same time, in evaluating a premium proposal such as the one that these negotiations brought before us, we needed to translate our optimism into specific expectations for the future, with related sensitivities, and then consider associated upside and downside possibilities, to determine the best outcome for shareholders.

[1]

Source: Company filings, IBES; market data as of 12-Mar-2021. STAY reflects management projections. Select Service Lodging REITs include APLE, CLDT, CPLG, and INN. Lodging Companies include APLE, CLDT, DRH, HST, INN, PEB, PK, RHP, RLJ, SHO, XHR, CHH, HLT, MAR, and WH.

[2]

Source: Bloomberg, Capital IQ. Data represents median of comparable sets. Pre-COVID stock price calculated using VWAP from 01-Feb-2020 through 21-Feb-2020 for Select Service Lodging REITs, Lodging Companies and FAANG stocks and average value for the same period for the indices: RMZ, Dow Jones, S&P 500, and Nasdaq. FAANG includes FB, GOOGL, AMZN, NFLX, and AAPL.

To assess the execution risk of our business plan, the Boards placed significant weight on the people in the best position to provide that informed input – our management team. Management’s plan projects EBITDA to recover to above 2019 levels by 2023 — and that is only if we are able to realize the benefit of over $60 million of EBITDA attributable to new revenue-enhancing initiatives, some of which are still in their early days of implementation. In addition, management’s plan anticipates a minimum level of capital spending in 2021-2022 that is nearly 50% greater than historical levels, and management recognizes that even more capital may be required over this period. While there is an opportunity to grow Extended Stay’s revenue, EBITDA and cash flow over the next five years to above pre-COVID levels, the capital required to support our outlook for growth and the associated execution and market risks must be considered alongside our optimism about the future. All of these considerations, among many other inputs, have translated into our current valuation judgments regarding this transaction.

Transaction Value Trumps Prospects of Unlikely Long-Term Multiple Re-Rating

The value of the Company’s paired shares is a function of both its earnings and the valuation multiple applied to those earnings. And so, the evaluation of a purchase offer also must consider the opportunities and risks associated with potential future earnings multiples. In our case, that requires an assessment of the likelihood that the Company will garner a significant premium to historical multiple levels in the years ahead. As depicted in the chart below, when evaluating the proposed purchase offer against the prospects of remaining public, we estimate that the Company would need to sustain close to an 11x EBITDA multiple in the future, nearly a 2x multiple premium to its pre-pandemic level and a level the Company has never come close to sustaining in its near decade as a public company, in order to justify not transacting at $19.50. And that, of course, assumes the flawless achievement of management’s plan and favorable financial market conditions.

The Right Price: Unpacking ESA’s Valuation Multiple and Transaction Premium

As illustrated in the chart above, price and timing are inextricably linked. Said differently, $19.50 per share today is not the same as $19.50 per share two years ago or two years from today. We evaluated the pending transaction on its standalone merits, while leveraging the insights from our past engagements with Blackstone and Starwood, and insights gathered from our multiple attempts over the years to attract interest from other credible potential investors with possible interest in our business model, as well as our understanding of “typical” acquisition premia.

By any measure, $19.50 per share delivers a significant premium to shareholders across multiple time horizons, including at the high end of precedent REIT transactions based on the trailing 30-trading day VWAP, 3-month VWAP and 52-week high prior to announcement.3

The $19.50 per share all cash price represents a:

•	51% premium to the company’s pre-pandemic share price[4]

•	15% premium to the $16.94 closing price the day prior to the announcement

•	23% premium to the 30-trading day volume weighted average price

•	28% premium to the 3-month volume weighted average price

•	44% premium to the 6-month volume weighted average price

•	76% premium to the 12-month volume weighted average price

•	15% premium to the 52-week high closing price

Further, since the sale transaction announcement on March 15th, the broader lodging sector has traded down 9.5% implying an even greater transaction premium amidst an increasingly more volatile market. Not only does this correction highlight the risks inherent in the market, but it was most pronounced during the Q1 earnings season where nearly every lodging company beat Q1 consensus estimates, validating the widely held market view that the COVID recovery was already largely priced into lodging stocks.5

The Facts About Our Valuation Multiple

[3]	Compared to the 25th-75th percentile range for historical REIT premia to the 30-trading day VWAP, 3-month VWAP and 52-week high closing price of 16%-26%, 16%-28% and (7)%-11%, respectively.
[4]	Pre-pandemic stock price calculated using the VWAP from 01-Feb-2020 through 21-Feb-2020.
[5]

Source: Bloomberg; market data as of 12-May-2021. Based on Lodging Companies and includes APLE, CLDT, DRH, HST, INN, PEB, PK, RHP, RLJ, SHO, XHR, CHH, HLT, MAR, and WH. STAY Extrapolated reflects STAY’s share price extrapolated based on undisturbed price of $16.94 as of 12-Mar-2021 and Lodging Companies performance.

Extended Stay’s valuation multiple is a central pillar to the assessment of whether or not to transact at $19.50 per share. The transaction values the Company at 11.0x EBITDA for 20196, the most recently completed fiscal year prior to the pandemic, which reflects EBITDA that was 42% above that achieved in 2020, 19% above 2021 estimated consensus EBITDA and a level that is not expected to be achieved again until at least 2023, assuming successful implementation and execution of STAY’s strategic plan and favorable financial market conditions.

The transaction values the Company at 15.6x 2020 EBITDA, 13.0x 2021 estimated consensus EBITDA and 11.6x 2022 estimated consensus EBITDA. These represent significant premiums to where Extended Stay has consistently traded over its time as a public company, averaging a 9.5x NTM EBITDA multiple over the five years prior to the pandemic, and 9.1x NTM EBITDA for the year prior to the pandemic.7

Implied Transaction Multiple Far Exceeds Extended Stay’s Past Trading Multiples Over Any Measurable Period

Tarsadia’s opposition to this transaction is premised on misleading and hypocritical claims about the Company’s multiple. Tarsadia claims that the Company’s multiple should be more in-line with luxury hotel brands, luxury and upper upscale hotel REITs and pure play hotel franchise companies, which have typically been valued in the 15-20x range. The market disagrees and has consistently valued Extended Stay at a much lower relative EBITDA multiple than these companies. In its prepared materials, Tarsadia has inaccurately claimed the NTM EBITDA multiple implied by the pending transaction is “11.6x”, which is in fact the 2022E or 2-year forward multiple (see chart above indicating the 2021E multiple is 13.0x). Comparing Extended Stay to these fundamentally different businesses and passing fiction as fact is not useful, practical or responsible in making this decision for our shareholders.

Any suggestion that Extended Stay should trade or transact at a run-rate multiple more in line with luxury and upper upscale hotel brands and REITs (i.e. 15-20x) is simply not credible. In fact, these recent claims from Tarsadia run directly counter to the views they previously shared with us. While their recent public disclosures reference some of their ideas for value creation, they fail to disclose that just a few months ago, in their so-called “white paper” shared with the Company, they asserted that Extended Stay should be valued at 10x EBITDA as a standalone

[6]	FY 2019 pro forma for Nov-2020 asset sale.
[7]	Represents the five- and one-year period preceding 21-Feb-2020, the last day prior to the COVID sell-off.

public company, which, according to their analysis, yielded a valuation for the Company of $14.83 per share. They also provided us their LBO analysis showing that the Company could potentially achieve a value of $17.00 per share in a sale for cash, premised, among other assumptions, on an 11.5x trailing EBITDA exit multiple. We interacted with Tarsadia more than 100 times over the course of a year via Zoom meetings, phone calls and emails. Not once did they claim that the Company should trade at the multiples they are now conveniently applying to attack this transaction today.

We agree that Extended Stay’s valuation discount compared to other lodging companies warrants further exploration. It is perhaps one of the most important questions our Boards and management team over the years have endeavored to understand and address. After all, closing the persistent ~2x multiple discount to the select service lodging REITs (arguably our “closest” comparison group) would create massive value uplift.

In order to understand our multiple discount, one must first understand the unique nature of our business. Our business model has many advantages compared to other publicly traded lodging companies: operational control of our assets, earnings visibility with ~30-day average length of stay, higher margins and more stable performance. But our model has many disadvantages as well: slower growth in upcycles compared to higher chain scales and an outsized capital expenditure burden that comes with long-duration guest stays and the oldest average age portfolio among all lodging REITs (21 years vs. <10 years for select service lodging REITs). This incremental capex burden relative to select service lodging REITs alone accounts for the 2x historical EBITDA multiple turn gap as highlighted in the charts below.

EBITDA Multiple Gap vs. Select Service Lodging REITs Can Be Explained by Extended Stay’s Structurally Higher Capex Burden8

[8]	Source: Bloomberg, Capital IQ, IBES estimates. Reflects the 1- and 3-year period ending 21-Feb-2020. Select Service Lodging REITs include APLE, CLDT, CPLG, and INN.

We have spent our entire public market existence lobbying analysts and investors as to why such an EBITDA multiple gap should not exist and why our unique business model and corporate structure should warrant a premium to other lodging companies. We are firm believers in the benefits of our platform, but as fiduciaries, in evaluating a purchase offer, we must also be realistic about the timing and likelihood of achieving such multiple expansion relative to the broader lodging sector, with the benefit of observing, living and grappling with the market’s long-standing point of view. Fortunately, the pending transaction, on the back of our extraordinary operating and share price outperformance versus other lodging companies during the pandemic, provided a mechanism to instantly close that multiple gap and deliver that value to our shareholders in cash.

The Right Transaction: The Optimal Path to Maximize Shareholder Value

Maximizing value for shareholders is the guiding principle for our Boards. As a matter of best practice, we consistently assess the optimal path forward, such as pursuing value-enhancing strategic initiatives or transactions, exploring a sale of the company, or simply maintaining the status quo. We have thoroughly assessed this range of alternatives over time and in the context of the recent outreach from the buyers, and we believe that the transaction before us, at this time, at this price, is the optimal path to maximize shareholder value.

While Tarsadia has been coy in its public disclosures regarding its vision for the Company, we have had the benefit of engaging with them for more than nine months to truly understand their perspectives. And yet, after nine months of engagement, Tarsadia has still not articulated any specific plans or ideas that are different from management’s current strategy or are otherwise credible cases for value-enhancement.

Deciphering Tarsadia’s Ill-Advised Ideas for Value Creation

After first becoming shareholders in Extended Stay in May 2020, Tarsadia initially approached us in September 2020 suggesting that we undertake an enhanced share repurchase program, essentially levering up to return capital to shareholders, including increasing long-term leverage by 1.5x multiple turns of EBITDA to 5.0-5.5x. While we agreed that our shares were undervalued at the time (trading around $12 per share), levering up in the midst of a pandemic when capital preservation was at an all-time premium and staffing and compensation levels were being reduced company-wide was not appropriate. We have regularly evaluated the optimal capital structure for the Company, and are convinced, now more than ever, that moderate leverage (i.e. 3.5-4.0x) is both a prudent long-term target, and also the right level to balance financial risk with capital returns to shareholders as a standalone business. That view has been reinforced by our lenders, credit rating agencies and, most importantly, our shareholders.

In October 2020, Tarsadia approached us again, summarizing their latest vision for value creation in their now re-labeled “white paper,” which hinged on five key tenets:

1)	The Company’s management team, led by Bruce Haase, is the most capable in the Company’s history and should be trusted to deliver strong execution;

2)

On a “status quo” basis, the Company should be valued at a run-rate EBITDA multiple of 10x, yielding a value per share of $14.83, and thus stating a view that the “status quo” is not the path to value maximization relative to other “available” alternatives;

3)

A sale for cash could theoretically be achieved at a range of $15.00-$19.00 per share (notably, the transaction price of $19.50 per share is higher than the range that Tarsadia even considered a possibility);

4)	The Company should lever up to accelerate return of capital to shareholders (as described above); and

5)	The best path to maximizing value is through a separation of OpCo and PropCo, which could yield future values in the range of $20.13 to $23.80 per share.

While the first four points speak for themselves, particular context should be provided on the fifth point.

As we have discussed on multiple occasions in earnings calls and described in detail in our proxy filing and other recent communications, we have given tremendous focus to the topic of OpCo/PropCo over several years. We explored a transaction in depth with two potential OpCo counterparties in 2018-2019. Our Board concluded that this transaction would not create value for shareholders. Tarsadia itself ultimately acknowledged that a “traditional” OpCo/PropCo transaction is not a good idea.

Instead, Tarsadia developed a “spin” on OpCo/PropCo where OpCo is taken private through a management-led buyout rather than selling it to a multi-branded franchising company. After an evaluation, we determined that this concept creates more public/private conflicts of interest than it solves, and eliminates important advantages of a traditional OpCo/PropCo approach, while not addressing key disadvantages.

Tarsadia’s valuation range for this scenario assumes that maintaining an independent OpCo aligns interests with the remaining standalone REIT to such an extent that the REIT should enjoy a multiple re-rating to the tune of 12-12.5x EBITDA, compared to their view of 10x for the standalone company, and the Company’s 9.1x pre-pandemic average. If only the structural, regulatory, operational and market issues were so simple.

We value input from all shareholders and we strive to listen to and act upon feedback and value creation ideas from our shareholders. While we remain open to creative ideas, we also remain grounded in reality. The notion that separating our OpCo from our REIT actually increases the alignment of interests between the entities and results in a 3-3.5x multiple turn uplift for the REIT is simply not realistic. In fact, it’s irresponsible to suggest that such an alternative, which Tarsadia believes would yield a value of approximately $20-23 per share in the future, would be advisable in comparison to a riskless $19.50 per share in cash today.

Finally, after a number of additional off-base overtures, Tarsadia’s final act prior to nominating three directors in February was to reiterate their regularly expressed warning to us that our own Boards were not supportive of our CEO Bruce Haase and his team. In reality, the Boards’ support of Bruce could not have been stronger or more united (as it remains today) as evidenced by their full support behind Bruce’s recently implemented strategic plan. What Tarsadia did not understand at the time, and may very well still fail to fully grasp, is that Bruce was not only an advocate for the sale transaction at $19.50 per share, he was a leading voice in its support.

The Myth of the “Lost Asset Sale Opportunity”

Over time, we have regularly considered asset sales as a strategy to unlock value for shareholders. In fact, between 2015 and 2021 we divested 133 assets generating gross proceeds of $772 million. Until 2019, our asset sale strategy revolved primarily around our initiative to grow our franchising business, thus we retained franchise agreements on the vast majority of those divested assets. Under Bruce Haase’s leadership, we pivoted to a strategy of select asset divestitures as a source of capital rather than an augmentation of our franchising strategy. The Company’s asset management team has been keenly focused on identifying asset sale opportunities in which buyers could pay substantial premiums for assets where there is an opportunity for repositioning to an alternative use (i.e. the asset leaves the ESA system).

Since Bruce took over as CEO in 2019, he and the management team have been vocal about this strategy and realized the first such sale of an asset for an alternative use in November 2020 for $65 million at a valuation of 20.2x 2019 property adjusted EBITDA. We have been clear that such an extraordinary valuation was not representative of our portfolio as a whole, but rather was indicative of an opportunity to unlock value embedded in individual owned real estate assets. The Company continues to actively engage with potential asset buyers and has developed a healthy pipeline of potential transactions of this type working with government agencies, local developers and realtors, and a variety of consultants to supplement internal resources.

Tarsadia, with limited knowledge of the extent of those efforts and of the pipeline of potential transactions we have developed, has been critical of the extent of the Company’s efforts to pursue such sales – a strategy they did not author and an execution about which they are largely uninformed. Such criticisms reflect a lack of appreciation of the complex issues in transactions that involve a change of use, zoning and unique diligence issues and often issues of public process and funding that slow closing and produce a relatively high level of pipeline mortality.

There is no debating that harvesting assets at premium multiples can have positive value implications, hence the Company’s decision to pursue such sales. The debate lies in the realistic timing, valuation and volume of such potential asset sales, and the extent to which such embedded value was priced into the Company’s shares prior to the transaction announcement, as well as the transaction price itself.

As we disclosed in our proxy statement, we considered scenarios whereby we would monetize up to 150 assets at a range of multiples (14-18x 2019 property EBITDA) generating gross proceeds of approximately $1-2 billion over a three-year period. The Boards paid careful consideration not only to the financial merits of such transactions, but also the practicalities of executing on such divestitures at such valuations in such timeframe, as well as considering the impact that such an asset base contraction would have on the overall platform.

Tarsadia would like to trumpet a narrative that such value creation from asset sales is automatic, frictionless and riskless. In reality, that is not the case. The Boards reached the conclusion, with management’s input, that the risk-adjusted, after-tax benefits of a realistic set of assumptions around asset sales was appropriately captured in the transaction price. In fact, understanding the Company’s portfolio stratification to assess potential asset sales was a critical aspect of the buyers’ due diligence.

Taken together with their calls for levered share repurchases, OpCo/PropCo machinations and claiming our disregard for accretive asset sales, Tarsadia has twisted reality in its attempt to derail the sale of the Company. This is no longer just a matter of soaking up management time with Tarsadia’s fantasies. This is now a direct threat to the interests of the holders of the 96.1% of the Company that Tarsadia does not own. We urge shareholders not to fall for Tarsadia’s latest gambit.

The Right Process: Culmination of Thorough Actions and Rigorous Negotiations to Maximize Value

The pending transaction marks the culmination of our thorough actions to explore value-enhancing alternatives. Over the last four years the Company has conducted numerous strategic review processes, including asset sales and a separation of OpCo and PropCo as referenced earlier, none of which, in the Boards’ judgment, yielded compelling value alternatives for the Company’s shareholders in comparison to the risk-adjusted value of management’s plan at the time. Through multiple processes where the Boards solicited and entertained offers for the whole Company, Blackstone and Starwood have been the only credible bidders who expressed an interest in acquiring the entire company.

We can’t be any clearer. Over the past seven years, only Blackstone and Starwood have emerged as serious bidders for the Company. And no other party has expressed interest in exploring the possibility of making a superior offer since the announcement of this transaction more than two months ago, through the date of this letter. The plain fact is that the universe of potential buyers for Extended Stay is extremely limited and well-known to those in the industry. To the extent that any such potential buyers are interested in an acquisition, they have had ample opportunity to make their interest known.

The risks of running a broad auction process and exposing the Company to potential leaks, distractions, delays, market rumors and resulting employee and customer attrition are real. These risks were carefully considered by the Boards and weighed against the hypothetical benefits of running such a process, taking into account that the Boards had recently explored and solicited third party interest, including most recently with a public strategic review in 2019 – a review that Tarsadia itself has criticized in this campaign for being disruptive and disappointing shareholders (while at the same time criticizing the Company for not running such an alternatives review again).

Rigorous Negotiation Extracting Maximum Value

We negotiated vigorously to achieve this compelling transaction for our shareholders. In fact, Blackstone increased the proposed transaction value on five separate occasions following the initial outreach at “$17.00+”, and the Boards only accepted the $19.50 offer when they determined, in consultation with their advisors, that the offer was compelling, in the best interests of the shareholders and the buyers’ best and final offer.

The chart below illustrates that despite the decrease in STAY’s consensus NTM EBITDA projections to well below pre-pandemic levels, the Boards were able to achieve a price that was an approximately 50% premium to pre-pandemic levels through five rounds of price increases.9

[9]

Source: Bloomberg, IBES estimates. Initial offer received on 19-Jan-2021, with subsequent increases on 18-Feb-2021 (twice), 02-Mar-2021, and 07-Mar-2021 and final offer received on 13-Mar-2021. Pre-pandemic share price calculated using the VWAP from 01-Feb-2020 through 21-Feb-2020. Change in NTM EBITDA reflects IBES estimates as of 12-Mar-2021 vs. average between 01-Feb-2020 and 21-Feb-2020.

*****

Ultimately, we believe that shareholders will appreciate the strength of the views of the overwhelming majority of our Board members and management team, as well as the dangerous alternate outcome of the ill-advised and inappropriate strategies and views posited by Tarsadia.

The Boards and management believe strongly that this is the right price, following the right process, at the right time, and thus is ultimately the right transaction to maximize value for all shareholders.

Your vote is extremely important, as a failure to vote will have the same effect as a vote against the transaction. No matter how many shares you own, we urge you to sign, date and return the enclosed WHITE proxy card and vote “FOR” the proposal to approve the transaction and secure your certain, immediate and compelling value of $19.50 per paired share in cash.

Please vote your WHITE proxy card today, either by Internet, telephone or mail. If you have any questions, or need assistance in voting your shares, please immediately contact Okapi Partners LLC, our proxy solicitor, at (877) 629-6357 (toll-free) or at info@okapipartners.com.

Sincerely,

Doug Geoga, Chairman of the Boards of the Company

Bruce Haase, President and Chief Executive Officer

About the Company

Extended Stay America, Inc. (“ESA”) and its brand Extended Stay America® is the leading brand in the mid-priced extended stay segment in the U.S. with 652 hotels. ESA’s subsidiary, ESH Hospitality, Inc., is the largest lodging REIT in North America by unit and room count, with 564 hotels and approximately 62,500 rooms in the U.S. ESA also franchises an additional 88 Extended Stay America® hotels. Visit www.esa.com for more information.

Contacts:

Media:

jim.fingeroth@kekstcnc.com or ruth.pachman@kekstcnc.com

Investors:

Rob Ballew

ir@esa.com

(980) 345-1546

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Extended Stay America, Inc. and ESH Hospitality, Inc. (together, the “Companies”) by a joint venture of Blackstone Real Estate Partners and Starwood Capital Group. In connection with the proposed transaction, the Companies filed with the Securities and Exchange Commission (“SEC”) on April 13, 2021, a definitive joint proxy statement, and will file with the SEC and furnish to their stockholders a definitive joint proxy statement, accompanying WHITE proxy cards and other relevant documents. STOCKHOLDERS OF THE COMPANIES ARE ADVISED TO READ THE DEFINITIVE JOINT PROXY STATEMENT AND THE DEFINITIVE JOINT PROXY STATEMENT WHEN IT BECOMES AVAILABLE (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) BECAUSE IT CONTAINS OR WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the definitive joint proxy statement and the definitive joint proxy statement (when it becomes available) and other relevant documents filed by the Companies with the SEC at the SEC’s Web site at http://www.sec.gov. The definitive joint proxy statement and the definitive joint proxy statement (when it becomes available), the WHITE proxy cards accompanying the definitive joint proxy statement (when furnished to stockholders) and such other documents filed with the SEC may also be obtained for free from the Investor Relations section of the Companies’ web site (https://www.aboutstay.com/investor-relations) or by directing a request to the Companies at ir@esa.com.

Participants in Solicitation

The Companies and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of the Companies in connection with the proposed transaction. Information about the Companies’ executive officers and directors and their respective direct and indirect interests in the proposed transaction is set forth in the definitive joint proxy statement with respect to the proposed transaction filed by the Companies with the SEC on April 13, 2021, and will be set forth in the definitive joint proxy statement with respect to the proposed transaction (when filed by the Companies with the SEC). Stockholders may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

Certain statements contained in this document constitute “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical facts included in this document may be forward-looking, including statements regarding, among other things, the Companies’ ability to meet their debt service obligations, future capital expenditures (including future acquisitions and hotel renovation programs), their distribution policies, their development, growth and franchise opportunities, anticipated benefits or use of proceeds from dispositions, their plans, objectives, goals, beliefs, business strategies, business conditions, results of operations, financial position and business outlook, business trends and future events, including the COVID-19 pandemic, its effects on the foregoing, government actions taken in response to the COVID-19 pandemic and actions that the Companies have taken or plan to take in response to the pandemic and such effects. When used in this document, the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “look forward to” and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, and are based upon the Companies’ current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond their control. There can be no assurance that management’s expectations, beliefs, estimates and projections will be achieved, and actual results may differ materially from what is expressed in or indicated by the forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond the Companies’ control, that could cause their actual results to differ materially from the forward-looking statements contained in this communication. The potential risks and uncertainties include, among others, the possibility that Extended Stay America, Inc. may be unable to obtain required stockholder approvals or that other conditions to closing the proposed mergers may not be satisfied, such that the proposed mergers will not close or that the closing may be delayed; general economic conditions; the proposed mergers may involve unexpected costs, liabilities or delays; risks that the transaction disrupts current plans and operations of the Companies; the outcome of any legal proceedings related to the proposed mergers; and the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement. For more details on these and other potential risks and uncertainties, please refer to the definitive joint proxy statement and the documents that the Companies file with the SEC. All forward-looking statements speak only as of the date of this communication or, in the case of any document incorporated by reference, the date of that document. The Companies are under no duty to update any of the forward-looking statements after the date of this document to conform to actual results, except as required by applicable law.